As filed with the Securities and Exchange Commission on June 14, 1995

                           Registration No. 33-_____
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                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, DC.  20549

                                   FORM S-8

                       REGISTRATION STATEMENT UNDER
                        THE SECURITIES ACT OF 1933

                    FIRST NATIONAL LINCOLN CORPORATION
           (Exact Name of Issuer as specified in its charter)

                  Maine                                 01-0404322
     (State or other jurisdiction of                  (IRS Employer
      incorporation or organization)                Identification No.)

               Main Street
              P.O. Box  940
           Damariscotta, Maine                            04543
(Address of Principal Executive Offices)                (Zip Code)


                             STOCK OPTION PLAN
                         (Full title of the plan)

                             David J. Champoux
            Pierce, Atwood, Scribner, Allen, Smith & Lancaster
                            One Monument Square
                           Portland, Maine  04101
                  (Name and address of agent for service)

                               (207)773-6411
       (Telephone number, including area code, of agent for service)
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                     CALCULATION OF REGISTRATION FEE

                              Proposed      Proposed
Title of       Amount to      maximum       minimum
Securities     be             offering      aggregate     Amount of
to be          registered     price per     offering      registration
registered                    share         price         fee
==========     ==========     =========     =========     ============
Common         50,000         $26.501       $26.501       $456.90
Stock,         shares
no par
value

1 Estimated solely for the purpose of calculating the registration fee, and based upon the average of the bid and asked prices on the NASDAQ System of the
Common Stock on June 7, 1995 in accordance with Rules 457(c) and 457(h) of the
Securities Act of 1993

PART I.     INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

          The information required by Part I is included in documents sent or given to participants in the Registrant's Stock Option Plan pursuant to Rule
428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act").

PART II.     INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference

     The following documents, which are filed with the Securities and Exchange
Commission (the "Commission"), are incorporated in this Registration Statement by reference:

          (1) The Registrant's latest annual report filed pursuant to Sections
13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the
"Exchange
Act").

          (2) All other reports filed pursuant to Sections 13(a) or 15(d) of the
Exchange Act since the end of the fiscal year covered by the document referred to in (1) above.

All documents subsequently filed by the Registrant pursuant to Sections
13(a),
13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing of such documents.

Item 4.  Description of Securities

     The Registrant has a single class of common stock and presently is authorized to issue up to 1,200,000 shares, no par value, of which 609,002 shares currently are outstanding.

     Each share of the common stock is entitled to one vote on each matter coming before the stockholders. The presence in person or by proxy of the holders of not less than one-third of the shares entitled to vote at any meeting constitutes a quorum at that meeting. With the exception of certain matters relating to business combinations described in detail below, or with respect to matters which, under Maine law, require the approval of the holders of a greater number or percentage of outstanding shares, action at any meeting at which a quorum is present may be taken by the affirmative vote of the holders or representatives of a majority of the stock represented. The Bylaws of the Registrant provide for staggered terms for directors, whereby one-third, as nearly as may be, of the directors are elected in each year for a three year term. There is no provision for cumulative voting in the election of directors or with respect to any other matter.

     The Registrant may pay dividends out of funds legally available therefor when and if declared by the Board of Directors. The only material sources of funds available for the payment of dividends are dividends received from the

Registrant's wholly-owned subsidiary, The First National Bank of
Damariscotta
(the "Bank"). The payment of dividends by the Bank is subject to limitations imposed by federal law and regulatory authorities. Dividends may be declared by the Bank out of so much of its net profits as the directors deem appropriate, subject to the limitation that before a dividend is declared the Bank must carry at least 10% of its net profits for the preceding half year in the case of quarterly or semi-annual dividends, or at least 10% of its net profits of the preceding two consecutive half year periods in the case of annual dividends, to its surplus account until the surplus account is equal to the amount of its capital stock. In addition, the approval of the Office of the Comptroller of the Currency is required if the total of all dividends declared by the Bank in any calendar year will exceed the total of its net profits of that year combined with its retained net profits of the preceding two years, less any required transfers to surplus. The holders of the Registrant's common stock are entitled to receive and share equally in such dividends as are declared by the Board of
Directors. In the event of any liquidation, dissolution or winding up of the
Registrant, common stockholders would be entitled to receive all of the assets of the Registrant remaining after payment of its debts and liabilities and certain expenses incurred in connection with winding up the Registrant's affairs. Holders of the Registrant's common stock have no preemptive rights.

     The Bylaws of the Registrant provide that neither the Registrant nor any subsidiary may become a party to a "business combination" unless the transaction has been approved and recommended to the stockholders by an affirmative vote of not less than 80% of the members of the Board of Directors and, following such approval and recommendation, has been approved by an affirmative vote of not less than 80% of the outstanding common stock, excluding stock beneficially owned by any party which is to participate in the business combination.
The
term "business combination" is defined to include (i) a purchase, sale, lease, exchange or other transfer, except in the ordinary course of business, of more than 5% of the consolidated assets of the Registrant and its subsidiaries,
(ii)
a merger or (iii) a consolidation. In addition, if the other party to the proposed business combination at the time already owns in excess of 10% of the outstanding stock of the Registrant (a "Related Party"), a business combination is defined to include an issuance or reclassification of securities, a recapitalization or other transaction which has the effect of increasing the proportionate interest of the Related Party in the outstanding capital stock of the Registrant.

     The Bylaws of the Registrant contain a so-called "fair price" provision which provides that neither the Registrant nor any subsidiary may become a party to a business combination with a Related Party unless the fair market value of cash and other consideration to be received per share of common stock as a result of such business combination, by stockholders other than the Related Party, is not less than the highest price per share paid by the Related Party in acquiring any of its holdings of the Registrant's stock. The Bylaws further require that no holder of the Registrant's stock receive consideration in any form or proportion different from that received by any other stockholder in connection with a business combination.

     The Bylaws of the Registrant also provide that, in considering whether to make a recommendation to the stockholders favoring a business combination, the directors shall take into consideration the long term social and economic effect of the proposed business combination on the employees and customers of the Registrant and its subsidiaries, and on other elements of the communities in which the Registrant and its subsidiaries operate, the experience and integrity of the acquiring person or entity, and the financial condition, earnings prospects and management philosophy of the acquiring person or entity.

     The Bylaws of the Registrant may be amended by a majority vote of the Board of Directors, except that the provisions described above with respect to business combinations may be altered only with the affirmative vote of not less than 80% of the Board of Directors and the holders of not less than 80% of the
Registrant's common stock.

     Management is not aware of any arrangement which could at a subsequent date result in a change in control of the Registrant.

Item 5.  Interests of Named Experts and Counsel

     Not applicable.

Item 6.  Indemnification

     Section 719 of the Maine Business Corporation Act (13-A M.R.S.A. 101, et seq.) authorizes the indemnification by the corporation of any person who is a party or is threatened to be made a party to any action, suit or proceeding by reason of that person's statutes as a director, officer, employee or agent of the corporation; provided that no such indemnification may be provided for any person if he or she shall have been finally adjudicated (i) not to have acted honestly or in the reasonable belief that his or her action was in or not opposed to the best interests of the corporation or its shareholders, or
(ii) in
any criminal proceeding, to have had reasonable cause to believe his or her conduct was unlawful. In the case of actions brought by or on behalf of the corporation, indemnification may only be provided if the court determines that such person is fairly and reasonably entitled to the requested indemnification.
Indemnification must be provided to the extent that a director, officer, employee or agent has been successful, on the merits or otherwise, in defense of an action of the type described in the first sentence of this paragraph.

     The Bylaws of the Registrant provide that it shall indemnify any person who is made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant against expenses, including attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding. No indemnification may be provided for any director or officer who shall have been finally adjudicated not to have acted in good faith in the reasonable belief that his or her action was in the best interests of the Registrant or who had reasonable cause to believe that his or her conduct was unlawful. Any indemnification under this provision of the Bylaws, unless required under the
Bylaws or ordered by a court, can be made only as authorized in each specific case upon determination by a majority of disinterested directors or by independent legal counsel or by the shareholders that such indemnification is appropriate under the standard set forth in the preceding sentence. The Bylaws further empower the Registrant to purchase and maintain insurance on behalf of its directors, officers, employees and agents with respect to any such claim, action or proceeding.

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits

     The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.  Undertakings

     1.  The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d)
of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities
Act, each such post-effective amendment shall be deemed to be a new
Registration
Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the

Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. Insofar as indemnification for liabilities arising under the Securities
Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Damariscotta, State of Maine, on the 18th day of May,
1995.


                              FIRST NATIONAL LINCOLN CORPORATION


                              By:  s/ Daniel R. Daigneault
                                 Daniel R. Daigneault
                                 President and Chief
                                   Executive Officer

POWER OF ATTORNEY

     We, the undersigned officers and directors of FIRST NATIONAL LINCOLN CORPORATION, hereby severally constitute Daniel R. Daigneault and F. Stephen
Ward, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable FIRST NATIONAL LINCOLN CORPORATION to comply with all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                         Title


s/Daniel R. Daigneault     President, Chief Executive   )
Daniel R. Daigneault       Officer and Director         )
                                                        )
                                                        )
s/F. Stephen Ward          Treasurer (Principal         )
F. Stephen Ward            Financial and Accounting     )
                           Officer)                     )
                                                        )
s/M. Robert Barter         Director                     )
M. Robert Barter                                        )
                                                        )
                                                        )
s/Bruce A. Bartlett        Director                     )
Bruce A. Bartlett                                       ) May 18, 1995
                                                        )
                                                        )
s/Malcolm E. Blanchard     Director                     )
Malcolm E. Blanchard                                    )
                                                        )
                                                        )
s/Katherine M. Boyd        Director                     )
Katherine M. Boyd                                       )
                                                        )
                                                        )
s/Robert B. Gregory        Director                     )
Robert B. Gregory                                       )
                                                        )
                                                        )
s/Carl S. Poole, Jr.       Director                     )
Carl S. Poole, Jr.                                      )
                                                        )
                                                        )
s/David B. Soule, Jr.      Director                     )
David B. Soule, Jr.                                     )
                                                        )
                                                        )
s/Parker L. Spofford       Director                     )
Parker L. Spofford                                      )

Exhibit Index


Exhibit
Number                         Description

4.1           Articles of Incorporation of the Registrant

4.2           Bylaws of the Registrant

5             Opinion of Pierce, Atwood, Scribner, Allen, Smith & Lancaster

24.1 Consent of Pierce, Atwood, Scribner, Allen, Smith & Lancaster (included in Exhibit 5)

24.2          Consent of Berry, Dunn, McNeil & Parker

24.3          Consent of KPMG Peat Marwick L.L.P.

25.1          Power of Attorney